Exhibit 99.1

Gerber Scientific, Inc. Reports Second Quarter Fiscal 2011 Operating Profit Grew 35% Excluding Goodwill Impairment and Restructuring Charges on Revenue Increase of 9%

SOUTH WINDSOR, CT – December 9, 2010 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and operating results for its fiscal 2011 second quarter ended October 31, 2010.

Summary of Results from Continuing Operations for FY 2011 Second Quarter versus FY 2010 Second Quarter

▪
Reported revenue increased 9.0% to $129.3 million from $118.7 million. Unfavorable foreign currency impacts decreased revenue by approximately $2.7 million, or 2.3%. Excluding non-recurring licensing revenue of $1.3 million in the prior year, revenues were up 12.4% on a constant currency basis;

▪
Gross profit was $38.6 million or 29.9% of sales versus $35.2 million or 29.7% of sales. Prior year gross margin was 29.0% excluding licensing revenue. The improvement in gross profit and margin was due to the higher sales volume, cost reduction initiatives and lower warranty expenses.  The impact of foreign currency exchange rates reduced gross profit approximately $0.6 million;

▪
Selling, general and administrative (SG&A) expenses were $29.5 million, or 22.8% of sales, compared with $27.5 million, or 23.2% of sales. The current quarter includes the restoration of approximately $1.5 million in temporary wage reductions and $0.8 million in incentive compensation. Changes in foreign currency exchange rates lowered current quarter expenses approximately $0.6 million;

▪
Excluding goodwill impairment from the current quarter and restructuring charges from both periods, operating income was up 35.3% to $4.7 million compared with $3.5 million. Reported operating loss was $14.4 million compared with operating income of $2.9 million, reflecting a $16.9 million goodwill impairment charge in connection with the previously announced sale of the ophthalmic lens processing business and $2.2 million of restructuring and other expenses.

▪
Loss from continuing operations was $16.1 million, or $0.64 per diluted share, compared to income of $2.0 million, or $0.08 per diluted share. Net loss for the current quarter was $16.1 million, or $0.64 per diluted share, compared with income of $0.5 million, or $0.02 per diluted share. Excluding the goodwill impairment charge, diluted earnings per share were $0.03 per share;

▪	Net cash flows from operations, less capital expenditures, increased $3.6 million to $4.0 million, from $0.4 million in the prior year, due principally to working capital improvements;

▪	Total outstanding debt fell to $35.0 million, representing a $3.0 million reduction in the quarter and a $10.0 million reduction since April 30, 2010.

“We continued our positive performance trend in the second quarter, with currency-neutral revenue up 11%, fueled by a strong rebound in equipment sales, up 27%, and solid revenue gains in software and aftermarket products, up 17% and 4%, respectively. We are particularly pleased by the significant ramp up in market demand within our Apparel and Industrial segment, which posted significantly higher orders across every business line and nearly every geographic market,” said Marc Giles, Gerber Scientific President and Chief Executive Officer.

“Equally encouraging, Spandex, our distribution business within our Sign Making and Specialty Graphics segment, posted their highest revenue level since the second quarter of fiscal 2009 and generated a 40% improvement in operating income over the second quarter last year.

We also made important progress during the quarter with our key strategic initiatives to reduce our permanent cost structure and optimize our business portfolio. First, our cost reduction actions saved us approximately $1.6 million during the quarter. We expect our current actions plus other currently planned actions will generate savings of $6 million to $9 million in fiscal 2011 and $10 million to $16 million on a run rate basis by the end of fiscal 2012. Second, we announced earlier this month the sale of our ophthalmic lens processing business, Gerber Coburn. While Gerber Coburn is a good business, this sale will improve our strategic focus, our financial flexibility, and better enable strategic bolt-on acquisitions in our Apparel and Industrial segment. Due to the lost profit contribution and cost absorption from this divestiture, we are targeting additional cost reduction actions beyond those already planned and discussed above. As a result, we expect savings from all the combined cost reduction efforts to total $6 million to $9 million in fiscal 2011 and $14 million to $20 million for fiscal 2012 and beyond.”

Outlook and Guidance

“Market conditions have improved steadily during the first half of fiscal 2011, and, as a result, our outlook has certainly become more positive,” said Mr. Giles. “Second quarter orders and order backlog are the strongest they’ve been in two years and our key market and financial indicators continue to improve. We are seeing significantly increased demand in our Apparel and Industrial Segment and our Sign Making and Specialty Graphics distribution business. Revenue in China, an important growth market for us, remains solid. While we are generally pleased with market reception for our new Gerber CAT UV printer, which was introduced during our fiscal first quarter, capital equipment financing constraints remains an issue for many of our customers on the equipment side of our Sign Making and Specialty Graphics business.”

Giles continued, “From a revenue and earnings perspective, we expect annual revenues, excluding the ophthalmic lens processing business, will range between $435 million and $440 million for fiscal 2011. Reported earnings visibility, on the other hand, will remain unclear as we continue to rationalize our businesses, restructure our operations and further reduce costs. We will be more comfortable providing earnings guidance once these initiatives are completed.”

Quarterly Conference Call

Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719.325.4794 and provide the operator with confirmation code 3663247 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel, industrial, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Forward-looking Statements
Any statements in this news release not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands, except per share data	2010	2009	2010	2009
Revenue:
Product sales	$112,775	$102,108	$215,308	$194,713
Service sales	16,528	16,547	32,319	33,296
	129,303	118,655	247,627	228,009

Cost of Sales:
Cost of products sold	79,568	73,346	151,559	140,977
Cost of services sold	11,107	10,067	21,454	19,645
	90,675	83,413	173,013	160,622

Gross profit	38,628	35,242	74,614	67,387

Selling, general and administrative expenses	29,545	27,505	57,632	51,877
Research and development	4,351	4,240	8,675	8,376
Goodwill impairment	16,888	---	16,888	---
Restructuring and other expenses	2,212	548	2,983	550
Operating (loss) income	(14,368)	2,949	(11,564)	6,584

Other income (expense), net	(720)	(414)	(350)	(1,459)
Interest expense	(653)	(918)	(1,435)	(1,860)
(Loss) Income from continuing operations before income taxes	(15,741)	1,617	(13,349)	3,265
Income tax expense (benefit)	366	(374)	1,159	(15)
(Loss) Income from continuing operations	(16,107)	1,991	(14,508)	3,280
Loss from discontinued operations, net of tax	---	(1,532)	(75)	(2,307)
Net (loss) income	$(16,107)	$459	$(14,583)	$973

Basic (loss) earnings per common share:
Continuing operations	$(0.64)	$0.08	$(0.58)	$0.13
Discontinued operations	---	(0.06)	---	(0.09)
Basic (loss) earnings per common share	$(0.64)	$0.02	$(0.58)	$0.04
Diluted (loss) earnings per common share:
Continuing operations	$(0.64)	$0.08	$(0.58)	$0.13
Discontinued operations	---	(0.06)	---	(0.09)
Diluted (loss) earnings per common share	$(0.64)	$0.02	$(0.58)	$0.04

Weighted average shares outstanding:
Basic	25,131	24,907	25,129	24,759
Diluted	25,131	24,956	25,129	24,782

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2010	2009	2010	2009
Sign Making and Specialty Graphics:
Gerber Scientific Products	$10,569	$11,285	$20,563	$20,143
Spandex	58,451	55,109	110,743	107,806
Sign Making and Specialty Graphics	69,020	66,394	131,306	127,949
Apparel and Industrial	48,520	39,719	92,572	77,057
Ophthalmic Lens Processing	11,763	13,077	23,759	23,787
Intersegment revenue elimination	---	(535)	(10)	(784)
Consolidated revenue	$129,303	$118,655	$247,627	$228,009

Sign Making and Specialty Graphics:
Gerber Scientific Products	$(1,521)	$(926)	$(2,393)	$(1,878)
Spandex	4,843	3,461	9,002	6,503
Sign Making and Specialty Graphics	3,322	2,535	6,609	4,625
Apparel and Industrial	5,028	3,932	8,634	8,769
Ophthalmic Lens Processing	(16,458)	1,858	(15,256)	2,828
Segment operating (loss) income	(8,108)	8,325	(13)	16,222
Corporate operating expenses	(6,260)	(5,376)	(11,551)	(9,638)
Consolidated operating (loss) income	$(14,368)	$2,949	$(11,564)	$6,584

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2010	2009	2010	2009
Equipment and software revenue	$37,561	$29,758	$70,001	$55,579
Aftermarket supplies revenue	75,214	72,350	145,307	139,134
Service revenue	16,528	16,547	32,319	33,296
Consolidated revenue	$129,303	$118,655	$247,627	$228,009

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
	2010	2009	2010	2009
Gross margin	29.9%	29.7%	30.1%	29.6%
Operating margin	(11.1%)	2.5%	(4.7%)	2.9%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	October 31, 2010	April 30, 2010

Cash and cash equivalents	$10,128	$11,305
Working capital	$73,792	$76,549
Total debt	$35,000	$45,000
Net debt (total debt less cash and cash equivalents)	$24,872	$33,695
Shareholders' equity	$147,625	$158,206
Total capital (net debt plus shareholders' equity)	$172,497	$191,901
Current ratio	1.76:1	1.85:1
Net debt-to-total capital ratio	14.4%	17.6%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2010	2009	2010	2009

Net cash provided by operating activities	$5,438	$1,281	$13,783	$15,754
Net cash (used for) provided by investing activities	$(1,354)	$10,603	$(2,372)	$8,499
Net cash used for financing activities	$(3,453)	$(9,638)	$(11,219)	$(22,050)
Depreciation and amortization	$2,043	$2,508	$4,054	$5,144
Capital expenditures	$1,405	$832	$2,506	$1,992

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended October 31,		For the Six Months Ended October 31,
In thousands	2010	2009	2010	2009
North America	$41,322	$34,124	$75,516	$63,224
Europe	57,392	56,422	109,494	112,840
Rest of world	30,589	28,109	62,617	51,945
Consolidated revenue	$129,303	$118,655	$247,627	$228,009